Exhibit 99.1

Investors:

Kyle Bland: 630-824-1907

Media:

Steve Carlson: 630-824-1783

SUNCOKE ENERGY, INC. ANNOUNCES FOURTH QUARTER

AND FULL-YEAR 2015 RESULTS

•	Net income attributable to shareholders in fourth quarter 2015 was $19.0 million, or $0.30 per share, up $84.5 million versus the prior year period primarily due to a debt extinguishment gain in the current period and the lapping of Coal Mining and India impairment charges recognized in fourth quarter 2014

•	Adjusted EBITDA increased $2.4 million to $54.3 million in fourth quarter 2015, reflecting the benefit from the Convent Marine Terminal (“CMT”) acquisition offset largely by Indiana Harbor underperformance, the impact from Haverhill Chemicals and timing of coke sales

•	Full-year 2015 Consolidated Adjusted EBITDA of $185.8 million in line with our revised 2015 guidance range of $180 million to $190 million

LISLE, Ill. (January 28, 2016) - SunCoke Energy, Inc. (NYSE: SXC) today reported fourth quarter net income attributable to SXC of $19.0 million, or $0.30 per share. Full-year 2015 net loss attributable to SXC was $22.0 million, or $0.34 per share, an improvement of $104.1 million versus the same prior year period primarily due to impairment charges on our Coal Mining and India Coke segments taken during the second and fourth quarters of 2014.

“While 2015 was a challenging year across the steel and coal industries, we achieved our revised financial guidance and remain confident in our underlying business model and the value we provide to each of our customers,” said Fritz Henderson, President, Chairman and Chief Executive Officer of SunCoke Energy, Inc. “In 2015, we expanded our Coal Logistics platform, implemented a more holistic approach to stabilizing Indiana Harbor, further streamlined our corporate overhead and executed our capital allocation strategy.”

Looking forward, we expect 2016 Consolidated Adjusted EBITDA to be between $210 million and $235 million. This outlook reflects our view for sustained performance in our Domestic Coke and Coal Logistics businesses coupled with the full-year benefit of the Convent acquisition and improvement at our Indiana Harbor facility.

Henderson continued, “We will continue to work tirelessly towards managing through the current market conditions and executing against our 2016 objectives.”

2015 CONSOLIDATED RESULTS(1)

	Three Months Ended December 31,			Years Ended December 31,
(Dollars in millions)	2015	2014	Increase/ (Decrease)	2015	2014	Increase/ (Decrease)
Revenues	$353.6	$395.0	$(41.4)	$1,362.7	$1,503.8	$(141.1)
Operating income (loss)	$24.8	$(21.6)	$46.4	$79.8	$(62.4)	$142.2
Adjusted EBITDA(2)	$54.3	$51.9	$2.4	$185.8	$210.7	$(24.9)
Net income (loss) attributable to SXC	$19.0	$(65.5)	$84.5	$(22.0)	$(126.1)	$104.1

(1)	The current and prior year periods are not comparable due to the impact of Convent Marine Terminal, which was acquired on August 12, 2015.
(2)	See definition of Adjusted EBITDA and reconciliation elsewhere in this release.

Total revenues from operations were $353.6 million and $1,362.7 million in fourth quarter and full-year 2015, respectively, a decrease of $41.4 million and $141.1 million, respectively, compared with the same prior year periods. Excluding Indiana Harbor, we continue to achieve contract maximums, but volumes in excess of maximums as well as spot sales were lower in 2015 as compared to the prior year periods. Additionally, these decreases in revenue reflect the pass-through of lower coal prices and lower coal-to-coke yields in our Domestic Coke business. These impacts were partly offset by additional revenue from Convent Marine Terminal, which was acquired in August 2015 and contributed revenues of $22.9 million and $28.6 million to the fourth quarter and full-year 2015, respectively.

Operating income was $24.8 million and $79.8 million in the fourth quarter and full-year 2015, respectively, compared to an operating loss of $21.6 million and $62.4 million in the same prior year periods, which included non-cash impairment charges of our coal mining business of $30.8 million and $150.3 million, respectively. Additionally, the current year periods benefited from lower severance charges as compared to the same prior year periods, which included charges related to our coal mining operations.

Adjusted EBITDA increased $2.4 million to $54.3 million in fourth quarter 2015, but decreased $24.9 million to $185.8 million in the full-year 2015. Both fourth quarter and full-year 2015 were favorably impacted by the contributions from CMT of $15.6 million and $21.0 million, respectively. Underperformance and lower cost recovery at Indiana Harbor as well as the impact of the reorganization of the Haverhill Chemicals LLC facility partly offset the contributions of CMT during the fourth quarter 2015 and more than offset CMT’s contribution to the full-year 2015.

Fourth quarter 2015 net income attributable to SXC was $19.0 million, or $0.30 per share, up from a loss of $65.5 million, or $0.98 per share, in the same prior year period. Full-year 2015 net loss attributable to SXC was $22.0 million, or $0.34 per share, versus $126.1 million, or $1.83 per share, for full-year 2014.

In the fourth quarter 2014 we recorded a non-cash impairment charge on our investment in VISA SunCoke, our Indian cokemaking joint venture, of $30.5 million, and an additional impairment charge of $19.4 million was recorded in third quarter 2015. Additionally, the prior year fourth quarter and full-year periods included non-cash impairment charges related to the coal business of $30.8 million, or $18.8 million, net of tax, and $150.3 million, or $92.2 million, net of tax, respectively.

The fourth quarter 2015 also benefited from $8.9 million of gains on debt extinguishment, offsetting losses on extinguishment of debt associated with the Granite City dropdown earlier in the year. The fourth quarter of 2015 also included higher income tax benefits of $16.0 million driven by a deduction related to the liquidation of a coal mining subsidiary for tax purposes.

FOURTH QUARTER 2015 SEGMENT RESULTS

Domestic Coke

Domestic Coke consists of cokemaking facilities and heat recovery operations at our Jewell, Indiana Harbor, Haverhill, Granite City and Middletown plants.

	Three Months Ended December 31,
(Dollars in millions, except per ton amounts)	2015	2014	Increase/ (Decrease)
Revenues	$302.5	$360.4	$(57.9)
Adjusted EBITDA(1)	$45.3	$64.4	$(19.1)
Sales Volume (in thousands of tons)	1,013	1,103	(90)
Adjusted EBITDA per ton(2)	$44.72	$58.39	$(13.67)

(1)	See definitions of Adjusted EBITDA and reconciliation elsewhere in this release.
(2)	Reflects Domestic Coke Adjusted EBITDA divided by Domestic Coke sales volumes.

•	Segment revenues were affected by the pass-through of lower coal prices as well as a decrease in volume of 90 thousand tons.

•	Adjusted EBITDA decreased $19.1 million to $45.3 million, reflecting underperformance and lower cost recovery at Indiana Harbor, which decreased Adjusted EBITDA by $10.1 million, as well as lower sales volumes at our other Domestic Coke facilities, which decreased Adjusted EBITDA $4.1 million, and the impact of the reorganization of the Haverhill Chemicals LLC facility, with whom we had a steam supply agreement.

Coal Logistics

Coal Logistics consists of the coal handling and blending services operated by SXCP at CMT located on the Mississippi river in Louisiana, Lake Terminal in East Chicago, IN and Kanawha River Terminals, LLC, which has terminals along the Ohio, Big Sandy and Kanawha rivers in West Virginia and Kentucky. The current and prior year periods are not comparable due to the impact of CMT, which was acquired on August 12, 2015.

	Three Months Ended December 31,
(Dollars in millions, except per ton amounts)	2015	2014	Increase/ (Decrease)
Revenues	$31.1	$8.1	$23.0
Coal Logistics Adjusted EBITDA(1)	$20.4	$3.4	$17.0
Coal tons handled (thousands of tons)	5,555	4,301	1,254
Coal Logistics Adjusted EBITDA per ton(2)	$3.67	$0.79	$2.88

(1)	See definitions of Adjusted EBITDA and reconciliation elsewhere in this release.
(2)	Reflects Coal Logistics Adjusted EBITDA divided by Coal Logistics tons handled.

•	Revenues were up $23.0 million, driven by a $22.9 million contribution from CMT.

•	Adjusted EBITDA was up $17.0 million, driven by a $15.6 million contribution from CMT. During the period, Convent handled 1,395 thousand tons of coal.

Brazil Coke

Brazil Coke consists of a cokemaking facility in Vitória, Brazil, which we operate for an affiliate of ArcelorMittal. Brazil Coke earns operating and technology licensing fees based on production and recognizes a dividend on a preferred stock investment assuming certain minimum production levels are achieved.

•	Segment Adjusted EBITDA remained largely flat at $12.3 million.

India Coke

India Coke consists of our 49 percent interest in VISA SunCoke, a joint venture with VISA Steel. As a result of the continued deterioration of market factors, the Company recorded a $30.5 million non-cash impairment charge in the fourth quarter of 2014. During the third quarter of 2015, the Company impaired the remaining investment balance to zero and, consequently, suspended equity method accounting of the joint venture meaning it is no longer included in our consolidated financial statements. In accordance with GAAP, our share of future earnings of the joint venture will only be included in our results once the cumulative investment balance is no longer negative.

Coal Mining

Coal Mining consists of our metallurgical coal mining activities conducted in Virginia and West Virginia, currently mined by contractors. A majority of the metallurgical coal produced by our coal mining business is sold to our Jewell Coke facility for conversion into coke.

•	Adjusted EBITDA was a loss of $5.5 million, an improvement of $1.5 million as compared to the same prior year period due to savings associated with the rationalization of our coal mining business and transition to our current contract mining model.

Corporate and Other

Corporate and other expenses, including legacy costs, in fourth quarter 2015 were $18.2 million, down $1.5 million versus fourth quarter 2014 primarily due to lower black lung charges, partly offset by severance costs in the current year period related to a reduction in force at our corporate facility.

Interest Expense, Net

Net interest expense decreased $6.3 million to $5.8 million in fourth quarter 2015, primarily related to an $8.9 million gain on extinguishment of debt, partly offset by interest incurred on higher debt balances.

2016 OUTLOOK

Our 2016 guidance is as follows:

•	Domestic coke production is expected to be approximately 4.1 million tons

•	Consolidated Adjusted EBITDA is expected to be between $210 million and $235 million

•	Adjusted EBITDA attributable to SXC is expected to be between $105 million and $124 million, reflecting the impact of public ownership in SXCP

•	Capital expenditures are projected to be approximately $45 million

•	Cash generated by operations is estimated to be between $150 million and $170 million

•	Cash taxes are projected to be between $4 million and $9 million

RELATED COMMUNICATIONS

Today, we will host an investor conference call at 11:00 a.m. Eastern Time (10:00 a.m. Central Time). Investors may participate in this call by dialing 1-877-201-0168 in the U.S. or 1-647-788-4901 if outside the U.S., confirmation code 22719293. This conference call will be webcast live and archived for replay in the Investor Relations section of www.suncoke.com.

UPCOMING EVENTS

We plan to participate in the following investor conferences:

•	Barclays Select Series 2016: MLP Corporate Access Day on March 1, 2016 in New York, NY

•	Morgan Stanley’s MLP/Diversified Natural Gas Conference on March 2, 2016 in New York, NY

SUNCOKE ENERGY, INC.

SunCoke Energy, Inc. (NYSE: SXC) supplies high-quality coke to the integrated steel industry under long-term, take-or-pay contracts that pass through commodity and certain operating costs to customers. We utilize an innovative heat-recovery cokemaking technology that captures excess heat for steam or electrical power generation. We are the sponsor of SunCoke Energy Partners, L.P. (NYSE: SXCP), a publicly traded master limited partnership, holding a 2 percent general partner interest, 53 percent limited partnership interest and all of the incentive distribution rights. Our cokemaking facilities are located in Illinois, Indiana, Ohio, Virgina, Brazil and India. To learn more about SunCoke Energy, Inc., visit our website at www.suncoke.com.

DEFINITIONS

•	Adjusted EBITDA represents earnings before interest, taxes, depreciation, depletion and amortization (“EBITDA”) adjusted for impairments, coal rationalization costs, sales discounts, Coal Logistics deferred revenue and interest, taxes, depreciation and amortization attributable to our equity method investment. Prior to the expiration of our nonconventional fuel tax credits in November 2013, Adjusted EBITDA included an add-back of sales discounts related to the sharing of these credits with customers. Any adjustments to these amounts subsequent to 2013 have been included in Adjusted EBITDA. Coal Logistics deferred revenue adjusts for differences between the timing of recognition of take-or-pay shortfalls into revenue for GAAP purposes versus the timing of payments from our customers. This adjustment aligns Adjusted EBITDA more closely with cash flow. Our Adjusted EBITDA also includes EBITDA attributable to our equity method investment. EBITDA and Adjusted EBITDA do not represent and should not be considered alternatives to net income or operating income under GAAP and may not be comparable to other similarly titled measures in other businesses. Management believes Adjusted EBITDA is an important measure of the operating performance and liquidity of the Company’s net assets and its ability to incur and service debt, fund capital expenditures and make distributions. Adjusted EBITDA provides useful information to investors because it highlights trends in our business that may not otherwise be apparent when relying solely on GAAP measures and because it eliminates items that have less bearing on our operating performance and liquidity. EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, and they should not be considered a substitute for net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP.

•	Adjusted EBITDA attributable to SXC/SXCP represents consolidated Adjusted EBITDA less Adjusted EBITDA attributable to noncontrolling interests.

•	Legacy Costs include royalty revenues, costs associated with former mining employee-related liabilities prior to the implementation of our current contractor mining business.

FORWARD-LOOKING STATEMENTS

Some of the statements included in this press release constitute “forward-looking statements” (as defined in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended). Forward-looking statements include all statements that are not historical facts and may be identified by the use of such words as “believe,” “expect,” “plan,” “project,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “will,” “should” or the negative of these terms or similar expressions. Forward-looking statements are inherently uncertain and involve significant known and unknown risks and uncertainties (many of which are beyond the control of SXC) that could cause actual results to differ materially.

Such risks and uncertainties include, but are not limited to domestic and international economic, political, business, operational, competitive, regulatory and/or market factors affecting SXC, as well as uncertainties related to: pending or future litigation, legislation or regulatory actions; liability for remedial actions or assessments under existing or future environmental regulations; gains and losses related to acquisition, disposition or impairment of assets; recapitalizations; access to, and costs of, capital; the effects of changes in accounting rules applicable to SXC; and changes in tax, environmental and other laws and regulations applicable to SXC’s businesses.

Forward-looking statements are not guarantees of future performance, but are based upon the current knowledge, beliefs and expectations of SXC management, and upon assumptions by SXC concerning future conditions, any or all of which ultimately may prove to be inaccurate. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. SXC does not intend, and expressly disclaims any obligation, to update or alter its forward-looking statements (or associated cautionary language), whether as a result of new information, future events or otherwise after the date of this press release except as required by applicable law.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, SXC has included in its filings with the Securities and Exchange Commission cautionary language identifying important factors (but not necessarily all the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by SXC. For information concerning these factors, see SXC’s Securities and Exchange Commission filings such as its annual and quarterly reports and current reports on Form 8-K, copies of which are available free of charge on SXC’s website at www.suncoke.com. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Unpredictable or unknown factors not discussed in this release also could have material adverse effects on forward-looking statements.

###

SunCoke Energy, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
	(Dollars and shares in millions, except per share amounts)
Revenues
Sales and other operating revenue	$343.6	$384.8	$1,351.3	$1,490.7
Other income, net	10.0	10.2	11.4	13.1

Total revenues	353.6	395.0	1,362.7	1,503.8

Costs and operating expenses
Cost of products sold and operating expenses	274.0	326.2	1,098.4	1,212.9
Selling, general and administrative expenses	21.5	33.7	75.4	96.7
Depreciation and amortization expenses	33.3	25.9	109.1	106.3
Asset and goodwill impairment	—	30.8	—	150.3

Total costs and operating expenses	328.8	416.6	1,282.9	1,566.2

Operating income (loss)	24.8	(21.6)	79.8	(62.4)
Interest expense, net	5.8	12.1	56.7	63.2

Income (loss) before income tax (benefit) expense and loss from equity method investment	19.0	(33.7)	23.1	(125.6)
Income tax benefit	(13.9)	(9.9)	(8.8)	(58.8)
Loss from equity method investment	—	32.0	21.6	35.0

Net income (loss)	32.9	(55.8)	10.3	(101.8)
Less: Net income attributable to noncontrolling interests	13.9	9.7	32.3	24.3

Net income (loss) attributable to SunCoke Energy, Inc.	$19.0	$(65.5)	$(22.0)	$(126.1)

Earnings (loss) attributable to SunCoke Energy, Inc. per common share:
Basic	$0.30	$(0.98)	$(0.34)	$(1.83)
Diluted	$0.30	$(0.98)	$(0.34)	$(1.83)
Weighted average number of common shares outstanding:
Basic	64.0	66.7	65.0	68.8
Diluted	64.0	66.7	65.0	68.8

SunCoke Energy, Inc.

Consolidated Balance Sheets

(Unaudited)

	December 31,
	2015	2014
	(Dollars in millions, except par value amounts)
Assets
Cash and cash equivalents	$123.4	$139.0
Receivables	65.2	78.2
Inventories	122.1	142.2
Income tax receivable	11.6	6.0
Deferred income taxes	—	—
Other current assets	3.8	3.6

Total current assets	326.1	369.0

Restricted cash	18.2	0.5
Investment in Brazilian cokemaking operations	41.0	41.0
Equity method investment in VISA SunCoke Limited	—	22.3
Properties, plants and equipment, net	1,593.4	1,480.0
Goodwill	71.1	11.6
Other intangible assets, net	190.2	10.4
Deferred charges and other assets	15.5	24.9

Total assets	$2,255.5	$1,959.7

Liabilities and Equity
Accounts payable	$99.9	$121.3
Accrued liabilities	45.8	71.3
Current portion of long-term debt	1.1	—
Interest payable	18.9	19.9

Total current liabilities	165.7	212.5

Long-term debt	997.7	633.5
Accrual for black lung benefits	44.7	40.1
Retirement benefit liabilities	31.3	33.6
Deferred income taxes	349.0	295.5
Asset retirement obligations	22.2	22.2
Other deferred credits and liabilities	22.1	16.9

Total liabilities	1,632.7	1,254.3

Equity
Preferred stock, $0.01 par value. Authorized 50,000,000 shares; no issued shares at December 31, 2015 and 2014	—	—
Common stock, $0.01 par value. Authorized 300,000,000 shares; issued 71,489,448 shares and 71,251,529 shares at December 31, 2015 and 2014, respectively	0.7	0.7
Treasury stock, 7,477,657 shares and 4,977,115 shares at December 31, 2015 and 2014 respectively	(140.7)	(105.0)
Additional paid-in capital	486.1	543.6
Accumulated other comprehensive loss	(19.8)	(21.5)
Retained (deficit) earnings	(36.4)	13.9

Total SunCoke Energy, Inc. stockholders’ equity	289.9	431.7
Noncontrolling interests	332.9	273.7

Total equity	622.8	705.4

Total liabilities and equity	$2,255.5	$1,959.7

SunCoke Energy, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Years Ended December 31,
	2015	2014
	(Dollars in millions)
Cash Flows from Operating Activities:
Net income (loss)	$10.3	$(101.8)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Asset and goodwill impairment	—	150.3
Loss from equity method investment	21.6	35.0
Depreciation and amortization expense	109.1	106.3
Deferred income tax benefit	(5.6)	(64.4)
Settlement loss and payments in excess of expense for pension plan	13.1	(7.5)
Gain on curtailment and payments in excess of expense for postretirement plan benefits	(8.0)	(0.6)
Share-based compensation expense	7.2	9.8
Excess tax benefit from share-based awards	—	(0.3)
Loss on extinguishment of debt	0.5	15.4
Changes in working capital pertaining to operating activities (net of acquisitions):
Receivables	18.8	13.3
Inventories	23.2	(12.6)
Accounts payable	(17.9)	(33.0)
Accrued liabilities	(28.7)	(8.0)
Interest payable	(1.0)	1.7
Income taxes	(5.6)	1.0
Accrual for black lung benefits	6.0	11.5
Other	(1.9)	(3.8)

Net cash provided by operating activities	141.1	112.3

Cash Flows from Investing Activities:
Capital expenditures	(75.8)	(125.2)
Acquisition of businesses, net of cash received	(191.7)	—
Restricted cash	(17.7)	—

Net cash used in investing activities	(285.2)	(125.2)

Cash Flows from Financing Activities:
Proceeds from issuance of common units of SunCoke Energy Partners, L.P., net of offering costs	—	90.5
Proceeds from issuance of long-term debt	260.8	268.1
Repayment of long-term debt	(248.1)	(276.5)
Debt issuance costs	(5.7)	(5.8)
Proceeds from revolving facility	292.4	40.0
Repayment of revolving facility	(50.0)	(80.0)
Dividends paid	(28.0)	(3.8)
Cash distributions to noncontrolling interests	(43.3)	(32.3)
Shares repurchased	(35.7)	(85.1)
SunCoke Energy Partners, L.P. units repurchased	(12.8)	—
Proceeds from exercise of stock options	(1.1)	2.9
Excess tax benefit from share-based awards	—	0.3

Net cash provided by (used in) financing activities	128.5	(81.7)

Net (decrease) increase in cash and cash equivalents	(15.6)	(94.6)
Cash and cash equivalents at beginning of year	139.0	233.6

Cash and cash equivalents at end of year	$123.4	$139.0

Supplemental Disclosure of Cash Flow Information
Interest paid	$58.1	$45.8
Income taxes paid, net of refunds of $1.5 million and $4.6 million in 2015 and 2014, respectively	$2.4	$9.1

SunCoke Energy, Inc.

Segment Financial and Operating Data

(unaudited)

The following tables set forth financial and operating data for the three and twelve months ended December 31, 2015 and 2014:

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
	(Dollars in millions)
Sales and other operating revenues:
Domestic Coke	$302.5	$360.4	$1,243.6	$1,388.3
Brazil Coke	7.6	9.8	34.0	37.0
Coal Logistics(1)	31.1	8.1	60.8	36.2
Coal Logistics intersegment sales	5.1	5.2	20.4	18.8
Coal Mining	2.4	6.5	12.9	29.2
Coal Mining intersegment sales	26.7	29.7	101.0	136.0
Elimination of intersegment sales	(31.8)	(34.9)	(121.4)	(154.8)

Total sales and other operating revenue	$343.6	$384.8	$1,351.3	$1,490.7

Adjusted EBITDA(2)
Domestic Coke	$45.3	$64.4	$210.1	$247.9
Brazil Coke	12.3	12.2	22.4	18.9
India Coke	—	(1.4)	(1.9)	(3.1)
Coal Logistics(1)	20.4	3.4	38.4	14.3
Coal Mining	(5.5)	(7.0)	(18.9)	(16.0)
Corporate and Other, including legacy costs, net(3)	(18.2)	(19.7)	(64.3)	(51.3)

Adjusted EBITDA(1)	$54.3	$51.9	$185.8	$210.7

Coke Operating Data:
Domestic Coke capacity utilization (%)	96	101	97	98
Domestic Coke production volumes (thousands of tons)	1,028	1,083	4,122	4,175
Domestic Coke sales volumes (thousands of tons)	1,013	1,103	4,115	4,184
Domestic Coke Adjusted EBITDA per ton(4)	$44.72	$58.39	$51.06	$59.25
Brazilian Coke production—operated facility (thousands of tons)	436	419	1,760	1,516
Coal Logistics Operating Data:(1)
Tons handled (thousands of tons)	5,555	4,301	18,864	19,037
Coal Logistics Adjusted EBITDA per ton handled(5)	$3.67	$0.79	$2.04	$0.75

(1)	The current and prior year periods are not comparable due to the impact of CMT, which was acquired on August 12, 2015.
(2)	See definition of Adjusted EBITDA and reconciliation to GAAP elsewhere in this release.
(3)	Legacy costs, net include costs associated with former mining employee-related liabilities prior to the implementation of our current contractor mining business net of certain royalty revenues. See details of these legacy items below.
(4)	Reflects Domestic Coke Adjusted EBITDA divided by Domestic Coke sales volumes.
(5)	Reflects Coal Logistics Adjusted EBITDA divided by Coal Logistics tons handled.

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
	(Dollars in millions)
Black lung (charges) benefit	$(6.5)	$(12.8)	$(9.8)	$(14.3)
Postretirement benefit plan (expense) benefit	(0.1)	2.9	3.6	3.7
Defined benefit plan expense	—	—	(13.1)	(0.2)
Workers compensation expense	(0.7)	(1.3)	(2.3)	(4.6)
Other	—	0.1	(0.4)	0.7

Total legacy costs, net	$(7.3)	$(11.1)	$(22.0)	$(14.7)

SunCoke Energy, Inc.

Reconciliations of Non-GAAP Information

Adjusted EBITDA to Net Income

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
	(Dollars in millions)
Adjusted EBITDA attributable to SunCoke Energy, Inc.	$29.4	$33.2	$104.6	$150.0
Add: Adjusted EBITDA attributable to noncontrolling interests (1)	24.9	18.7	81.2	60.7

Adjusted EBITDA	$54.3	$51.9	$185.8	$210.7

Subtract:
Adjustment to unconsolidated affiliate earnings (2)	—	31.1	20.8	33.5
Nonrecurring coal rationalization costs (3)	0.2	17.7	0.6	18.5
Depreciation and amortization expense	33.3	25.9	109.1	106.3
Interest expense, net	5.8	12.1	56.7	63.2
Income tax benefit	(13.9)	(9.9)	(8.8)	(58.8)
Sales discounts provided to customers due to sharing of nonconventional fuel tax credits(4)	—	—	—	(0.5)
Asset and goodwill impairment	—	30.8	—	150.3
Coal Logistics deferred revenue(5)	(4.0)	—	(2.9)	—

Net income (loss)	$32.9	$(55.8)	$10.3	$(101.8)

Add
Asset and goodwill impairment	—	30.8	—	150.3
Depreciation and amortization	33.3	25.9	109.1	106.3
Deferred income tax benefit	(12.5)	(6.4)	(5.6)	(64.4)
(Gain) loss on extinguishment of debt	(8.9)	—	0.5	15.4
Changes in working capital and other	13.3	59.4	26.8	6.5

Net cash provided by operating activities	$58.1	$53.9	$141.1	$112.3

(1)	Reflects non-controlling interest in Indiana Harbor and the portion of SXCP owned by public unitholders.
(2)	Reflects share of interest, taxes, impairment, depreciation and amortization related to VISA SunCoke.
(3)	Nonrecurring coal rationalization costs include employee severance, contract termination costs and other one-time costs to idle mines incurred during the execution of our coal rationalization plan.
(4)	At December 31, 2013, we had $13.6 million accrued related to sales discounts to be paid to our customer at our Granite City facility. During the first quarter of 2014, we settled this obligation for $13.1 million which resulted in a gain of $0.5 million. The gain was recorded in sales and other operating revenue on our Combined and Consolidated Statement of Income.
(5)	Coal Logistics deferred revenue adjusts for differences between the timing of recognition of take-or-pay shortfalls into revenue for GAAP purposes versus the timing of payments from our customers. This adjustment aligns Adjusted EBITDA more closely with cash flow.

SunCoke Energy, Inc

Reconciliation of Non-GAAP Information

Estimated 2016 Consolidated Adjusted EBITDA to Estimated Net Loss

and Net Cash Provided by Operating Activities

	2016
	Low	High
Net Cash Provided by Operating activities	$150	$170
Less:
Depreciation and amortization expense	104	104
Changes in working capital and other	10	12

Net Income	$36	$54

Add:
Depreciation and amortization expense	104	104
Interest expense,net	62	58
Income tax expense	3	14
Non recurring coal rationalization costs	5	5

Adjusted EBITDA (Consolidated)	$210	$235

Adjusted EBITDA attributable to noncontrolling interest(1)	(105)	(111)

Adjusted EBITDA attributable to SXC	$105	$124

(1)	Represents Adjusted EBITDA attributable to DTE Energy’s interest in Indiana Harbor, as well as to SXCP public unitholders. Adjusted EBITDA attributable to SXCP includes a priority income allocation in an amount equal to the incentive distribution rights allocated 100% to the general partner.